Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

We, as members of management of The Singapore Fund, Inc. (the
Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of September 6, 2007, and from July 31, 2007 through September 6, 2007.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 6, 2007, and from July 31, 2007 through September
6, 2007, with respect to securities reflected in the investment account of the Fund.


The Singapore Fund, Inc.


By:

/s/ John J. O?Keefe




Vice President and Treasurer

Title

December 21, 2007

Date